Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
ANDREW LAMPEREUR
EXECUTIVE VP & CFO
414.352.4160

ACTUANT APPOINTS DENNIS WILLIAMS AS NEW DIRECTOR

MILWAUKEE, WI, May 26, 2006 — Actuant Corporation (NYSE:ATU) announced today that Dennis Williams has been appointed to the Actuant Board of Directors, effective immediately.

Mr. Williams recently retired from IDEX Corporation where he had served as Chairman of the Board, President, and CEO from 2000 to 2006. Prior to 2000, Dennis had a long career with General Electric, most recently as President and Chief Executive Officer for GE Power Systems Industrial Products.

Commenting on the announcement, Bob Arzbaecher, Actuant’s Chairman and CEO, said, “We are pleased to announce the addition of Dennis to Actuant’s Board of Directors. His experience at both IDEX and General Electric will be of great value to Actuant. The rest of the Board and I look forward to his contributions and counsel on the various opportunities facing Actuant.”

About Actuant

Actuant, headquartered in Glendale, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Since its creation through a spin-off in 2000, Actuant has grown its sales from $482 million to over $1 billion and its market capitalization from $113 million to over $1.5 billion. The company employs a workforce of approximately 6,000 worldwide. Actuant Corporation trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company’s website at www.actuant.com.

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